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                                 PRESS RELEASE


                                            Larry D. Pihl, Vice President & CFO
                                            (253) 395-4596


                      UTILX CORPORATION DECLARES DIVIDEND

                DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

     KENT, WA (November 9, 1998) -- UTILX Corporation (Nasdaq: UTLX) announced today that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of UTILX common stock.

     William Weisfield, UTILX's Interim Chief Executive Officer, said that the Rights are designed to ensure that all of UTILX's stockholders receive fair and equal treatment in the event of a proposed takeover of UTILX, and to guard against the use of partial tender offers, squeeze-outs, open market accumulations or other abusive tactics to gain control of UTILX without paying all stockholders a control premium. The company is not aware that UTILX is the target of any takeover plans at the present time.

     The Rights will be exercisable only if a person or group acquires 15% or more of UTILX's common stock or announces a tender offer which could result in the offeror becoming the beneficial owner of 15% or more of the common stock. Each Right will entitle stockholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $8.

     If a person or group acquires 15% or more of UTILX's outstanding common stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, the number of UTILX's common shares having a market value of twice the exercise price. In addition, if UTILX is acquired in a merger or other business combination transaction after a person has acquired 15% or more of UTILX's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice the exercise price.

     Following the acquisition by a person or group of beneficial ownership of 15% or more of UTILX's common stock and before the acquisition of 50% or more of the common stock, the Board of Directors may exchange all or part of the Rights (other than Rights owned by the acquiring person or group) for a consideration per Right consisting of one-half of the Common Stock that would be issuable upon the exercise of one Right. Alternatively, the Rights are redeemable for one cent per Right at the option of the Board of Directors, prior to the acquisition by a person or group of beneficial ownership of 15% or more of UTILX's common stock.

     The nontaxable dividend distribution will be made on November 9, 1998, payable to stockholders of record on that date. The Rights will expire November 9, 2008.

     UTILX provides services and products used to install, replace, and renovate underground utilities. Domestically, UTILX provides its technology through its FlowMole-Registered Trademark-



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and CableCure-Registered Trademark- services, while internationally it supplies equipment, parts, services, and training. The company is based in Kent, Washington.


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